EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING PREPAYS REMAINING TERM LOAN DEBT

EL PASO, Texas, June 13, 2012 — Western Refining, Inc. (NYSE:WNR) announced today that it has prepaid the remaining outstanding principal on its Term Loan, which has a scheduled maturity of March 15, 2017. The prepayment of approximately $138.5 million brings the total 2012 year-to-date debt reduction for the Company to $322 million.

Jeff Stevens, Western’s President and Chief Executive Officer, said, “We continue to see strength in our margin environment and cash flow generation, which has allowed us to accelerate debt reduction. Since the end of 2010, we have reduced debt by approximately $618 million. The Term Loan contained our most restrictive covenants, and now that it is repaid, we have substantially enhanced our financial flexibility.”

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso and Gallup, New Mexico. Western’s asset portfolio also includes stand-alone refined products terminals in Albuquerque and Bloomfield, New Mexico, asphalt terminals in Albuquerque, El Paso, and Phoenix and Tucson, Arizona, retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements contained herein include statements about: continued strength in our margin environment and cash flow generation; and, our enhanced financial flexibility. These statements are subject to the general risks inherent in our business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized. or otherwise materially affect Western’s financial condition, results of operations,, and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.